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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                   CONTACT: EDWARD F. CRAWFORD
                                                 PARK-OHIO INDUSTRIES, INC.
                                                 (216) 692-7200


           PARK-OHIO HOLDINGS CORP. ANNOUNCES INITIAL PUBLIC TRADING
           ---------------------------------------------------------

     CLEVELAND, OHIO, June 15, 1998 -- Shareholders of Park-Ohio Industries, Inc. approved a new holding company structure for Park-Ohio Industries at its May 28, 1998 Annual Meeting of Shareholders. At the close of business today, Park-Ohio Industries became a wholly-owned subsidiary of the new holding company, Park-Ohio Holdings corp., and shares of Park-Ohio Industries were automatically converted on a one for one basis into shares of the new holding company.

     Edward F. Crawford, Chairman and Chief Executive Officer of both Park-Ohio Industries and Park-Ohio Holdings, stated, "We are pleased that we received 80% of the votes in favor of the holding company proposal. The new holding company structure will give us flexibility to continue to grow the business and generate earnings growth, thereby enhancing shareholder value."

     Shares of Park-Ohio Holdings (NASDAQ:PKOHD) will begin to be publicly traded effective Tuesday, June 16, 1998. The ticker symbol will revert to "PKOH" after 30 days. Shareholders are not required to exchange their Park-Ohio Industries common stock certificates for the new holding company common stock certificates, but may do so by contacting the holding company's transfer and registrar agent, National City Bank.

     Park-Ohio, headquartered in Cleveland, Ohio, is a diversified logistics and manufacturing company and its stock is traded on the NASDAQ National Market.